Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2023

LITTLE ELM, Texas, March 29, 2024—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2023. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 29, 2024 with the U.S. Securities and Exchange Commission.

Our revenues for 2023 decreased 54.0% as domestic and international COVID-19 vaccination sales decreased. We had revenues of approximately $43.6 million as compared to approximately $94.8 million in the prior year. Domestic revenues decreased 33.7% and international revenues decreased 78.9%. In addition to the decline in demand for COVID-19 vaccination products, we experienced a decline in demand which may be due to customer retention of inventory from prior periods. Cost of manufactured product decreased 49.0% due to a decline in units sold and operating expenses decreased 29.2% primarily due to the lack of stock option expense in 2023.

Comparability of 2023 to 2020-2022 financial results is challenging due to the unusual volume of pandemic sales. Below is a table which details our revenues as well as gross profit, total operating expenses, and income or loss from operations since 2018. As previously reported, a 2020 agreement with the U.S. government enabled us to significantly expand our facilities but increased our overhead costs in recent years. In 2022 and 2023, we reduced our workforce in an effort to reduce our expenses, but expenses remain higher than prior to 2020.

(Amounts in Millions)	2023	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$34.6	$36.5	$53.9	$42.2	$31.9	$28.7
Sales to U.S. government	—	15.7	113.7	31.6	—	—
North and South America sales (excluding U.S.)	6.1	29.1	14.5	6.9	8.2	3.6
Other international sales	2.9	13.5	6.3	1.2	1.7	1.0
Total sales	$43.6	$94.8	$188.4	$81.9	$41.8	$33.3

Gross profit	$9.1	$28.3	$95.4	$37.0	$14.1	$10.2

Total operating expenses	$20.6	$29.1	$22.8	$12.9	$11.2	$11.8

Income (loss) from operations	$(11.5)	$(0.9)	$72.6	$24.1	$3.0	$(1.3)

The Company has adequate liquidity and is focused on sales efforts and new product development. In addition, the Company has continued investing in securities. We purchased a net amount of $9.9 million in securities during 2023, resulting in ownership of $34.6 million in debt and equity securities by year-end. Our income statement reflects an unrealized loss of $10.5 million and a realized gain of $5.6 million on our debt and equity securities.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: supply chain disruptions, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer